SUB-ADMINISTRATION AGREEMENT

AGREEMENT made as of October 6, 2003, by and among U.S. Bancorp Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin (“USBFS”), SEI Investments Global Funds Services, a Delaware Statutory Trust (“SEI”) and the LKCM Funds (the “Trust”) on behalf of the LKCM International Fund (the “Fund”), organized under the laws of the State of Delaware.

WHEREAS, the Trust, an open-end management investment company, on behalf of the Fund, has retained USBFS to perform certain administrative services for the Fund; and

WHEREAS, USBFS has asked that SEI provide certain administrative services to the Fund on behalf of USBFS,

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:

1.   Appointment. USBFS hereby appoints SEI to act as Sub-Administrator to the Fund on the terms set forth in this Agreement. SEI accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.   Delivery of Documents. The Fund has furnished SEI with copies of each of the following:

(a) Properly certified or authenticated resolutions of the Trust’s Board of Trustees authorizing the appointment of SEI to provide certain administrative services to the Fund and approving this Agreement;

(b) The Trust’s incorporating documents filed with the state of [state] on [date] and all amendments thereto (the “Articles”); and

(c) The Fund's by-laws and all amendments thereto (the “By-Laws”).

(d) The Trust’s most recent Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933 and under the Investment Company Act of 1940 (the “1940 Act”); and

(e) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for the SEI in the proper performance of its duties hereunder.

The Trust will immediately furnish SEI with copies of all amendments of or supplements to the foregoing. Furthermore, the Trust will notify SEI as soon as reasonably possible of any matter which may materially affect the performance by SEI of its services under this Agreement.

3.   (a) Duties of Sub-Administrator. SEI, as Sub-Administrator, will assist in conducting various aspects of the Fund's administrative operations and undertakes to perform the services described in Appendix A hereto. SEI may, from time to time, perform additional duties and functions which shall be set forth in an amendment to such Appendix A executed by all parties. At such time, the fee schedule included in Appendix B hereto shall be appropriately amended.

In performing all services under this Agreement, SEI shall act in conformity with the Declaration of Trust and By-Laws and the 1940 Act, as the same may be amended from time to time, and the investment objectives, investment policies and other practices and policies set forth in the Trust’s Registration Statement, as the same may be amended from time to time. Notwithstanding any item discussed herein, SEI as Sub-Administrator has no discretion over the Fund's assets or choice of investments.

(b) Duties of USBFS. USBFS, as administrator to the Fund, will perform all of the services normally provided by an administrator to a registered investment company except that the Sub-Administrator shall be responsible for the performance of the duties set forth herein.

4.   Fees and Expenses.

(a) For the services to be rendered and the facilities to be furnished by SEI, as provided for in this Agreement, the Fund will compensate SEI in accordance with the fee schedule attached as Appendix B hereto. Such fees do not include out-of-pocket disbursements (as delineated on the fee schedule or other expenses with the prior approval of the Fund) of SEI for which SEI shall be entitled to bill separately and for which the Fund shall reimburse SEI.

(b) Unless stated otherwise, each party is responsible for its own expenses incurred in connection with this Agreement.

5.   Limitation of Liability.

(a) SEI, its directors, officers, employees and agents shall not be liable for any loss suffered by USBFS, the Fund or any third party in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Fund and USBFS will indemnify SEI, its directors, officers, employees and agents against and hold it and them harmless from any and all losses, claims, damages, liabilities or expenses (including legal fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or negligence of SEI in the performance of such obligations and duties or by reason of its reckless disregard thereof.

(b) SEI may apply to USBFS at any time for instructions and may consult counsel for USBFS or the Fund, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and SEI shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction from counsel for USBFS or the Fund. SEI shall not be liable for any act or omission taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons of the Fund or USBFS. SEI shall not be held to have notice of any change of authority of any officers, employees, or agents of the Fund until receipt of written notice thereof has been received by SEI from the Fund.

(c) In the event SEI is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, strikes, legal constraint, government actions, war, emergency conditions, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control or other causes reasonably beyond its control, SEI shall not be liable to USBFS, the Fund or any third party for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes.

(d) Notwithstanding anything to the contrary in this Agreement, in no event shall SEI be liable for special, incidental or consequential damages, even if advised of the possibility of such damages.

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(e) USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any loss suffered by SEI or the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provisions of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in its performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Fund who is not an officer or employee of USBFS ,or the Fund’s adviser, such authorized officer to be included in a list of authorized officers furnished to USBFS, as amended from time to time, in writing by resolution of the Fund’s Board of Directors or the Advisor, respectively.

(f) SEI shall indemnify and hold harmless the Fund from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) which the Fund may sustain or incur arising out of SEI’s bad faith, negligence or from willful misconduct on SEI’s part in its performance of its duties under this Agreement.

(g) USBFS shall indemnify and hold harmless the Fund from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) which the Fund may sustain or incur arising out of USBFS’s bad faith, negligence or from willful misconduct on USBFS’s part in its performance of its duties under this Agreement.

6.   Books and Records. In compliance with the requirements of Section 31(a) of the 1940 Act and Rule 31a-3 thereunder, SEI hereby agrees that all books and records which it maintains for the Fund are property of the Fund and further agrees to surrender promptly to the Fund or its agent any of such records upon the Fund’s request. SEI further agrees to preserve for the period prescribed by Rule 31a-2 under the 1940 Act, any records required to be so preserved.

7.   Termination of Agreement.

(a) The term of this Agreement shall be four years commencing upon the date hereof (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive three-year terms (each a “Renewal Term”) unless notice of non-renewal is delivered by the non-renewing party to the other parties no later than sixty days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. Nevertheless, this Agreement may be terminated upon sixty days prior notice by the Fund to SEI and USBFS that the Fund will no longer invest all of its assets in the TT USA Master Trust.

Any party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party violates any material provision of this Agreement, provided that the violating party does not cure such violation within ninety days of receipt of written notice from the non-violating party of such violation.

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(b) After the termination of this Agreement, the Fund may, upon written request, have reasonable access to the records of SEI relating to its performance of its duties as Sub-Administrator.

8.   Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by party against which enforcement of the change, waiver or discharge is sought.

9.   Miscellaneous.

(a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund and USBFS or SEI shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Fund and USBFS:

c/o USBFS Mutual Fund Services, LLC
615 E. Michigan Street, LC-2
Milwaukee, WI 53202
Attention: Jeff Rauman, Assistant Vice President

To SEI:

SEI Investments Global Funds Services
One Freedom Valley Drive
Oaks, PA 19456
Attention: John C. Munch, Esq.
With a copy to: Todd Cipperman, General Counsel

(b) This Agreement shall extend to and shall be binding upon SEI, the Trust on behalf of the Fund and USBFS and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of all parties.

(c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

(d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

(e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

10.   Confidentiality. All books, records, information and data pertaining to the business of any other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required in the performance of duties hereunder or as otherwise required by law.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

USBFS MUTAL FUND SERVICES, LLC

By: _____________________
Name: Joseph Neuberger
Title: Senior Vice President

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:______________________
Name:
Title: Vice President

LKCM FUNDS on behalf of LKCM
INTERNATIONAL FUND

By: /s/ _________________
Name: Jacqui Brownfield
Title: V.P., Secretary & Treasurer

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Appendices

Appendix A	.............................................................. Services

Appendix B	.............................................................. Fee Schedule

Appendix A

Fund Administration Services

1.	SEI will perform SEC, IRS and prospectus compliance testing and report results with associated back-up to USBFS for the LKCM International Fund.

2.
Legal/Admin - USBFS will retain all legal services (i.e., drafting post effective amendments, coordinating the preparation and filing of registration notice under Rule 24f-2, maintaining overall regulatory calendar, assisting in updating the fidelity bond coverage, managing the shareholder meeting process, coordinate SEC audits, coordinating or preparing and filing state corporate or trust documents, etc.). Either SEI or Bingham Dana as the Master's Power of Attorney will be required to sign off on the LKCM International Fund Registration Statement.

3.
Board Support - USBFS will prepare all board book supporting material with some information supplied by SEI Administration. USBFS will also create, assemble and distribute the Board Book, attend the Board meetings, etc.

4.	Blue Sky - USBFS will maintain effective registration in states selected for LKCM International Fund sales.

Fund Accounting Services

Daily Accounting Services

A)   Calculate Net Asset Value (and Offering Price) Per Share:
1.
Update the daily market value of securities held by each Fund using standard agents for pricing domestic equity, bond and foreign securities. The standard domestic equity, bond and foreign security pricing service is IDC. W.M. Reuters is used for exchange rates and spot rates.

2.	Enter manual prices supplied by client and/or broker.
3.	Calculate NAV. Review change in NAV for reasonableness.
4.	Review security price variance, investigate price changes in individual equities exceeding 5%, bonds exceeding 2% and exchange rates exceeding 1%.
5.	Complete daily variance analysis on foreign exchange rates and local foreign prices. Notify the client of changes exceeding established levels for the client’s verification.
6.	Electronically communicate required pricing information (NAV/POP) to client, transfer agent and NASDAQ.

SEI pricing and valuation services will be conducted in accordance with the Fund’s Prospectus and SAI and the Fund’s Pricing and Fair Value Procedures.

B)   Reconcile and Record All Daily Expense Accruals:
1.	Accrue expenses based on budget either as percentage of Fund’s net assets or specific dollar amounts.
2.	Monitor expense limitations established by client.
3.	Accrue daily amortization of organizational expense, if any.
4.	Complete daily accrual of 12b-1 expenses, if any.

C)   Verify and Record All Daily Income Accruals for Debt Issues:
1.	Review and verify all system-generated Interest and Amortization reports.
2.	Establish security codes for bond issues to permit income by state tax reporting.

D)   Monitor Securities Held for Cash Dividends, corporate actions and capital changes such as splits, mergers, spin-offs, etc. and process appropriately.
1.	Monitor electronically received information from Muller Data Corporation for all domestic securities.
2.	Interface with custodian to monitor timely collection and postings of corporate actions, dividends and interest.
3.
Process international dividend and capital change information received from the Custodian, Advisor, and IDC. If selected by the client, back-up information on foreign dividends and corporate actions may also be obtained form Muller Data Corporation/Extel or Interactive Data Corporation (as pricing vendor for the Fund).

4.	Provide mark-to-market analysis for currency exchange rate fluctuations on unsettled dividends and interest.

E)   Enter All Security Trades on Investment Accounting System based on written instructions from the client.
1.	Review system verification of trade and interest calculations.
2.	Verify settlement through the Custodian statements.
3.	Maintain security ledger transaction reporting.
4.	Maintain tax lot holdings.
5.	Determine realized gains or losses on security trades.
6.	Provide complete broker commission reporting.
7.	Provide foreign currency exchange rate realized and unrealized gain/loss detail.

F)   Enter All Fund Share Transactions on Accounting System
1.	Process activity identified on the Transfer Agent reports.
2.	Verify settlement through the Custodian statements.
3.	Reconcile to the Transfer Agent report balances.

G)   Review and Reconcile With Custodian Statements:
1.	Reconcile cash balance on daily basis.

2.	Reconcile securities with custodian.

H)   Submission of Daily Accounting Reports to Client: (Additional reports readily available.)^
a.	Portfolio Valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/depreciation and percentage of portfolio comprised of each security).
b.	NAV Calculation Report.
c.	Maturity Schedule

Monthly Accounting Services

1)   Submission of Daily/Monthly Automated Reports to Fund/Client: (at clients request)

a.	Security Purchase/Sales Journal.
b.	Interest and Maturity Report.
c.	Brokers Ledger (Commission Report).

d.	Security Ledger Transaction Report with Realized Gains/Losses.
e.	Security Ledger Tax Lot Holdings Reports.
f.	Additional reports available upon request.
g.	Wash Sales Report

Annual (and Semi-Annual) Accounting Services

Assist and supply USBFS with schedules supporting securities and shareholder transactions, income and expense accruals, etc. during the year in accordance with standard audit assistance requirements.

Financial and Management Reporting

A.   Distributions to Shareholders
1.	Calculation of distribution amounts
a.	Compliance with income tax provisions
b.	Compliance with excise tax provisions
c.	Compliance with prospectus
2.	Compilation of distributions for year end tax reporting to shareholders

B.   Tax Preparation & Reporting
1.	Coordination of State Income Tax Shareholder Reporting
2.	Coordination of Foreign Tax Credit Shareholder Notification

C.   Secondary Subchapter M Compliance Monitoring
1.  Asset diversification test
2.  Income qualification test

Secondary Compliance Monitoring

A.   Compliance - Investment Company Act of 1940
1.  Compliance Monitoring (daily basis)
a.	5% issuer restrictions
b.	5% / 10% RIC restriction
c.	25% Industry basket
d.	10% LOC restriction

B.   Compliance - Prospectus
1.  Investment Objectives and Prospectus limitations:
a.	Monitor restricted security limitations
b.	Monitor percentages required to fulfill investment objective (i.e. minimum of 80% of securities in an asset class)
c.	Securities lending limitations (if permitted)
d.	Quality ratings pertaining to securities held (if applicable)

C.   Compliance - other
1.  Derivative Reporting
2  SEC “Alert” communications

Special Issues Related to Foreign Investment

Tax Reporting
1.	Monitor and review tax reclaims chronologically, by country and type; report on same to Fund management a. File/complete tax withholding documents, as supplied by the custodian

2.	Review and monitor treatment of currency gain/loss and capital gain/loss
a. Section 988 transactions b. Section 1256 contracts

3.	Determine tax treatment of foreign investments and their impact on
a. Sub-chapter M tests -- e.g., diversification, qualified income, 30% tests b. Taxable income and capital gains

4.	Calculate distributions to shareholders
a. Monitor character and impact of realized currency gain/loss on distribution amount b. Calculate income and expenses by country in order to determine foreign tax credit available to shareholders.

Appendix B

LKCM International Feeder
Fee Schedule

A. Fund Administration Charge:	Annual Fee of $5,000

B. Fund Accounting Charge:	Annual Fee of $16,000